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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

   We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-50812 of The Charles Schwab Corporation on Form S-3 of our report dated February 16, 2000 (July 17, 2000 as to Notes 1, 17 and
21), appearing in the Current Report on Form 8-K of The Charles Schwab Corporation dated July 18, 2000, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement. Such report expresses an unqualified opinion, makes reference to the report of other auditors and includes an explanatory paragraph related to an accounting change to conform with Statement of Position 98-1.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
December 1, 2000